CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 33-47875 on Form N-1A of our report dated November 22, 2017, relating to the financial statements and financial highlights of BlackRock Capital Appreciation Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 25, 2018